BRESLER & REINER, INC.

(Unaudited)

EXHIBIT 21

Subsidiaries of Registrant (1)

Name (2)	Place of Incorporation or Formation	Percentage of Voting Securities of Subsidiaries Owned by Registrant as of December 31, 2003
B-R Holdings, Inc.	Virginia	100%
Investment Company of B&R, Inc.	Delaware	100%
Sudley Corporation	Virginia	100%
WMC Management Co., Inc.	District of Columbia	100%
B&R Waterfront Properties, LLC	District of Columbia	54%
Washington Business Park (Twelve Limited Liability Companies)	Delaware	80%
Ft. Hill Office Associates, LLC	Virginia	80%
Springfield Realty Investors, LLC	Virginia	100%
1925 K Street Associates, LLC	District of Columbia	85	% (1)
Waterside Associates, LLC	District of Columbia	100%
EGAP Corporation	Maryland	100%
Redwood Commercial Management, LLC	Virginia	50%
Charlestown North Owner, LLC	Delaware	100%
900 Northbrook Owner, LP	Pennsylvania	87.5%
Northbrook Development Parcel Owner, LP	Pennsylvania	100%
Cigar Factory Apartments, LP	Pennsylvania	66.6%
B&R Fountains Owner, LLC	Delaware	100%
Victoria Place Apartments, Ltd.	Florida	85%
699 North Broad Street Associates, LP	Pennsylvania	95%

(1) Not included in the consolidated financial statements as a subsidiary.

(2) The names of certain subsidiaries have been omitted because, considered in the aggregate as a single entity, they do not constitute a significant subsidiary.

1